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                                                                     Exhibit 1


               ESTABLISHMENT OF SEGREGATED INVESTMENT ACCOUNT
                                      OF
                THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

    Pursuant to the authority given me by Resolution No. 82-28 of the Board of Directors of The Lincoln National Life Insurance Company (the "Company") dated November 4, 1982, I hereby establish a segregated investment account designated as "Lincoln Life Variable Annuity Account N" (the "Separate Account"). The Separate Account is to be used in connection with the issuance by the Company of certain variable annuity contracts (the "Contracts").

    The Separate Account will be registered as a unit investment trust with the Securities and Exchange Commission ("SEC") and shall invest in shares of investment companies which are registered with the SEC.

    The establishment and operation of the Separate Account will be in accordance with the applicable provisions of the Indiana Insurance Code ("IIC") and all rules and regulations issued pursuant thereto. In particular, but not by way of limitation, the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct and which has no specific relation to or dependence upon the Separate Account. The Contracts issued in connection with the Separate Account are subject to review by the Commissioner of Insurance of the State of Indiana.

    The Separate Account's investment objectives, contracts, and limitations shall be in accordance with (1) the registration statement for the Contracts filed with the SEC under the Securities Act of 1933, and (2) applicable provisions of IIC and all other applicable legal requirements.



                                                        /s/ Jon A. Boscia
                                                    --------------------------
                                                            Jon A. Boscia
                                                      Chief Executive Officer


Effective Date:

November 3, 1997
---------------------------


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                              BOARD RESOLUTION
                                     OF
                 THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                           ADOPTED NOVEMBER 4, 1982


82-28      RESOLVED, That the resolution relating to the establishment of segregated investment accounts, adopted by the Board of Directors on September 12, 1968, is hereby rescinded effective this date; and

           RESOLVED FURTHER, That the chief executive officers of the Company is hereby authorized in his discretion from time to time to establish one or more segregated investment accounts in accordance with the provisions of the Indiana Insurance Law, for such purpose or purposes as he may determine and as may be apporpriate under the Indiana Insurance Law; and

          RESOLVED FURTHER, That if in the opinion of legal counsel of the Company it is necessary or desirable to register any of such accounts under the Investment Company Act of 1940 or to register a security issued by any such account under the Securities Act of 1933, or to make application for exemption from registration, the chief executive officer or such other officers as he may designate are hereby authorized to accomplish any such registration or to make any such application for exemption, and to perform all other acts as may be desirable or necessary in connection with the conduct of business of the Company with respect to any such account.